Exhibit 10.1

NONQUALIFIED STOCK OPTION AGREEMENT

            This AGREEMENT (the "Agreement") is made as of <ISSUE DATE> (the "Date of Grant") by and between MACY’S, INC., a Delaware corporation (the "Company"), and <NAME> (the "Optionee").

            1.         Grant of Stock Option.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company's 2009 Omnibus Incentive Compensation Plan (the "Plan"), as amended from time to time, the Company hereby grants to the Optionee as of the Date of Grant a stock option (the "Option") to purchase <SHARES> Common Shares (the "Optioned Shares").  The Option may be exercised from time to time in accordance with the terms of this Agreement.  The price at which the Optioned Shares may be purchased pursuant to this Option shall be <$GRANT PRICE> per share subject to adjustment as hereinafter provided (the "Option Price").  The Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

            2.         Term of Option.  The term of the Option (the “Term”) shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 7 hereof, shall expire at the close of business on the date which is ten (10) years from the Date of Grant.

            3.         Right to Exercise.  Subject to the expiration or earlier termination of the Option as provided herein, on <DATE> and on each of the first, second and third anniversary of such date, the number of Optioned Shares equal to twenty-five percent (25%) multiplied by the initial number of Optioned Shares specified in this Agreement shall vest (become exercisable) on a cumulative basis until the Option is fully exercisable. To the extent the Option is exercisable, it may be exercised in whole or in part.  In no event shall the Optionee be entitled to acquire a fraction of an Optioned Share pursuant to this Option.

            4.         Limitations on Transfer of Option.

(a)  The Option granted hereby shall be neither transferable nor assignable by the Optionee other than

(i) upon death, by will or by the laws of descent and distribution,

(ii) pursuant to a qualified domestic relations order, or

(iii) to a fully revocable trust to which the Optionee is treated as the owner for federal income tax purposes,

and may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

(b)  Notwithstanding Section 4(a), the Option or any interest therein may be transferred by the Optionee, without payment of consideration therefore by the transferee, to any one or more members of the immediate family of the Optionee (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934), or to one or more trusts established solely for the benefit of one or more members of the immediate family of the Optionee or to one or more partnerships in which the only partners are such members of the immediate family of the Optionee.  No transfer under this Section 4(b) will be effective until notice of such transfer is delivered to the Company describing the terms and conditions of the proposed transfer, and the Company determines that the proposed transfer complies with the terms of the Plan and this Agreement and with any terms and conditions made applicable to the transfer by the Company or Board at the time of the proposed transfer.  Any transferee under this Section 4(b) shall be subject to the same terms and conditions hereunder as would apply to the Optionee and to such other terms and conditions made applicable to the transferee pursuant to this Agreement or by the Board.  Any purported transfer that does not comply with the requirements of this Section 4(b) shall be void and unenforceable against the Company and the purported transferee shall not obtain any rights to or interest in the Option.

(c)  Notwithstanding anything to the contrary contained in any Non-Qualified Stock Option Agreement previously entered into between the Company and the Optionee covering the grant of stock options by the Company to the Optionee, all such stock options previously granted to Optionee by the Company shall be transferable consistent with the terms and conditions applicable to the transfer of the Option as contained herein.

           5.         Notice of Exercise; Payment.  To the extent then exercisable, the Option may be exercised by written notice to the Company stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment.  As a further condition precedent to the exercise of this Option, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of Common Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

(a)  Payment equal to the aggregate Option Price of the Optioned Shares being exercised shall be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or other cash equivalent acceptable to the Company.  As soon as practicable after receipt of such notice, but in any event no later than thirty (30) days after receipt, the Company shall direct the due issuance of the Optioned Shares so purchased.

(b)  With the agreement of the Company, the requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of Optioned Shares which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will  at least equal the amount of the aggregate Option Price, plus interest at the “applicable Federal rate” within the meaning of that term under Section 1274 of the Code, or any successor provision thereto, for the period from the date of exercise to the date of payment, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price, plus such interest, not later than the date on which the sale transaction will settle in the ordinary course of business (this payment mechanism is referred to as the “Cashless Exercise Program”).

(c)  In the event that the Company does not have a Cashless Exercise Program in effect at the time the Company receives notice of exercise from the Optionee, the Optionee may also tender the Option Price by (i) the actual or constructive transfer to the Company of nonforfeitable, non-restricted Common Shares that have been owned by the Optionee for more than six (6) months prior to the date of exercise, or (ii) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Common Shares.  Nonforfeitable, nonrestricted Common Shares that are transferred by the Optionee in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share.

           6.         Termination of Agreement.  Except as provided in Section 7 below, this Agreement and the Option granted hereby shall terminate automatically and without further notice, and, accordingly, any and all rights granted to Optionee and any and all obligations undertaken by the Company hereunder with regard to any vested but unexercised Optioned Shares shall terminate at the end of the Term of the Option.  Optioned Shares that are not exercised prior to the end of the Term of the Option are immediately forfeited and may no longer be exercised.

           7.         Vesting and Exercisability Following Certain Events.  Subject to Section 6 above, the Optionee (or his or her guardian, legal representative, estate or beneficiary, as applicable) shall have the right to exercise the Option following the occurrence of certain events, as follows:

(a)  Termination of Employment Without Cause.  Except as otherwise provided in Sections 7(c) through 7(i) below, or as provided on a case-by-case basis by the Board, if the Optionee’s employment with the Company is terminated without cause (as hereafter defined in Section 20), any vested, but unexercised Optioned Shares shall continue to be exercisable through the earlier to occur of ninety (90) days following the effective date of such termination of employment or the expiration of the Term of the Option.  Any Optioned Shares that were not vested as of the effective date of such termination are forfeited.

(b)  Termination of Employment for Cause.  In the event that the Optionee’s employment with the Company is terminated for cause (as hereafter defined in Section 20), all Optioned Shares (vested or unvested) shall immediately be forfeited as of the effective date of such termination.

(c)  Death During Active Employment of Optionee Under Age 55 or With Less Than 10 Years of Vesting Service.  If the Optionee is under the age of 55, or at any age with less than ten (10) years of vesting service, and dies while in the employ of the Company, all unvested Optioned Shares vest and become immediately exercisable in full.  Those Optioned Shares and any other vested, but unexercised Optioned Shares shall continue to be exercisable through the earlier to occur of three (3) years after the Optionee’s death or the expiration of the Term of the Option.

(d)  Death During Active Employment of Optionee Age 55-61 With at Least 10 Years of Vesting Service. If the Optionee is age 55 to 61 with at least ten (10) years of vesting service and dies while in the employ of the Company, all unvested Optioned Shares vest and become immediately exercisable in full.  Those Optioned Shares shall continue to be exercisable through the earlier to occur of three (3) years after the Optionee’s death or the expiration of the Term of the Option. Any vested, but unexercised Optioned Shares as of the date of death shall continue to be exercisable through the expiration of the Term of the Option.

(e)  Death During Active Employment of Optionee Age 62 or Over With at Least 10 Years of Vesting Service.  If the Optionee is age 62 or over with at least ten (10) years of vesting service and dies while in the employ of the Company, all unvested Optioned Shares vest and become immediately exercisable in full. Those Optioned Shares and any vested, but unexercised Optioned Shares as of the date of death shall continue to be exercisable through the expiration of the Term of the Option.

(f)  Death Within 90 Days Following Termination of Employment of Optionee Under Age 55 or With Less Than 10 Years of Vesting Service.  If the Optionee is under the age of 55, or at any age with less than ten (10) years of vesting service, and dies within ninety (90) days after termination of employment, all vested, but unexercised Optioned Shares as of the date of death shall continue to be exercisable through the earlier to occur of ninety (90) days after the date of the Optionee’s death or the expiration of the Term of the Option. Provided, however, that if the Optionee’s death occurs within one (1) year of the Date of Grant, the Option shall terminate upon the date of death.

(g)  Retirement.  If the Optionee retires under a Company sponsored IRS qualified retirement plan

(i) at age 55 through 61 with at least ten (10) years of vesting service, then

(1)  any vested, but unexercised Optioned Shares as of the effective date of such retirement shall continue to be exercisable through the expiration of the Term of the Option; and

(2)  any Optioned Shares that were not vested as of the effective date of such retirement are forfeited; and

(ii) at age 62 or over with at least ten (10) years of vesting service, then

(1)  any vested, but unexercised Optioned Shares as of the effective date of such retirement shall continue to be exercisable through the expiration of the Term of the Option; and

(2)  any Optioned Shares that were not vested as of the effective date of such retirement shall continue to vest in accordance with Section 3 above, and shall be exercisable through the expiration of the Term of the Option;

provided, however, that if the Optionee is a party to an employment agreement with the Company immediately prior to such retirement and renders personal services to a Competing Business (as hereafter defined) in a manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or adviser thereto at any time within one year following such retirement, then all Option Shares (vested and unvested) shall be forfeited as of the first date on which such engagement commenced. The provisions of this Section 7(g) continue to apply if the Optionee dies following retirement.

(h)  Disability.  If the Optionee becomes permanently and totally disabled while an active employee of the Company, all unvested Optioned Shares vest and become immediately exercisable in full.  Those Optioned Shares and any other vested, but unexercised Optioned Shares shall continue to be exercisable through the expiration of the Term of the Option.

(i)  Termination Following a Change in Control.  If, within the twenty-four (24) month period following a Change in Control (as hereafter defined in Section 20), the Optionee’s employment is terminated by the Company without Cause (as hereafter defined in Section 20) or if the Optionee voluntarily terminates employment with Good Reason (as hereafter defined in Section 20), then all unvested Optioned Shares vest and become immediately exercisable in full.  Those Optioned Shares and any other vested, but unexercised Optioned Shares shall continue to be exercisable through the earlier to occur of ninety (90) days following termination of employment or expiration of the Term of the Option.  Provided, however, that if the Optionee is over age 55 and has at least ten (10) years of vesting service as of the effective date of such termination, the provisions of Section 7(g) governing exercisability of vested, but unexercised Optioned Shares following retirement shall apply.

For the purposes of this Agreement, the continuous employment of the Optionee with the Company shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company, its Subsidiaries, divisions and affiliates, or a leave of absence approved by the Company.

           8.         No Employment Contract.  Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Optionee.

           9.         Taxes and Withholding.  If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to such exercise that the Optionee pay the tax or make provisions that are satisfactory to the Company for the payment thereof.  In the case of the exercise of an Option that has been transferred pursuant to Section 4(b), no Optioned Shares shall be issued by the Company unless the exercise of the Option is accompanied by sufficient payment, as determined by the Company, to satisfy any applicable withholding tax obligations or by other arrangements satisfactory to the Company to provide for such payment.

           10.       Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

           11.       Adjustments.  The Board may make or provide for such adjustments in the number of Optioned Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the Optionee's rights that otherwise would result from a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or c) any other corporate transaction or event having an effect similar to any of the foregoing; provided however, that no such adjustment in the number of Optioned Shares will be made unless such adjustment would change by more than 5% the number of Optioned Shares issuable upon exercise of this Option; provided, further, however, that any adjustment which by reason of this Section 11 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment.  In the event of any such transaction or event, the Board may provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option.

           12.       Availability of Common Shares.  The Company shall at all times until the expiration of the Option reserve and keep available, either in its treasury or out of its authorized but unissued Common Shares, the full number of Optioned Shares deliverable upon the exercise of this Option.

           13.       Relation to Other Benefits.  Any economic or other benefit to the Optionee under this Agreement shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

           14.       Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee's consent.

           15.       Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

           16.       Relation to Plan.

(a)  General. This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Board acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine the response to any questions which arise in connection with this Option or its exercise.  All references in this Agreement to the “Company” shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

(b)  Compliance with Section 409A of the Code.  The Company and the Optionee acknowledge that, to the extent applicable, it is intended that the options covered by this option agreement comply with the provisions of Section 409A of the Code, and the options shall be administered in a manner consistent with this intent.  Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Optionee.  Any reference herein to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

           17.       Successors and Assigns.  Subject to Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee including any transferee pursuant to Section 4(b), and the successors and assigns of the Company; provided, however, that a transferee pursuant to Section 4(b) shall not transfer the Option other than by will or by the laws of descent and distribution unless the Company consents in writing to such transfer.

            18.       Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

           19.       Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked to the attention of the Corporate Controller at 7 West Seventh Street, Cincinnati, Ohio 45202 and any notice to the Optionee shall be addressed to said Optionee at his or her address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

           20.       Definitions.

   (a)  “Cause” shall mean the Optionee shall have committed prior to termination of employment any of the following acts:

(i)  an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Optionee’s duties or in the course of the Optionee’s employment;

(ii)  intentional wrongful damage to material assets of the Company;

(iii)  intentional wrongful disclosure of material confidential information of the Company;

(iv)  intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v)  intentional breach of any stated material employment policy of the Company; or

(vi)  intentional neglect by the Optionee of the Optionee’s duties and responsibilities.

      (b)  “Competing Business” shall mean

(i)  any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined:

Abercrombie & Fitch	The Gap	Ross Stores
Bed, Bath & Beyond	J.C. Penney	Saks
Belk’s	Kohl’s	Sears
Burlington Coat Factory	Limited Brands	Target
Bon-Ton Stores	Nordstrom	TJX
Dillard’s	Neiman-Marcus	Walmart

or

(ii) any retailer that (1) had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s) , in the aggregate, more than 50% f the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

   (c)  “Change in Control” shall mean the occurrence of any of the following events:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control:  (A) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in subsection (ii) below); (B) any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “Subsidiary”); (C) any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (D) any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided further, that:  (X) if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (A) of this subsection (i), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and (Y) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(ii)  Individuals who, on the effective date of the Plan, constitute the Board of Directors of the Company (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director after the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board such effective date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

   (d)  “Good Reason” shall mean:

(i)  a material diminution in the Optionee’s base compensation;

(ii)  a material diminution in the Optionee’s authority, duties or responsibilities;

(iii)  a material change in the geographic location at which the Optionee must perform the Grantee’s services; or

(iv)  any other action or inaction that constitutes a material breach by the Company of an agreement under which the Optionee provides services.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has also executed this Agreement in duplicate, as of the day and year first above written.

MACY’S, INC.

                                By:  ______________________

                        Dennis J. Broderick

                                                                 Title: Executive Vice President and General Counsel

                                                                                                       ____________________________________

                                                                                                                    Optionee